Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT: Gordon Milne (805) 367-3720

RYLAND REPORTS RESULTS FOR THE SECOND QUARTER OF 2014

WESTLAKE VILLAGE, Calif. (July 31, 2014) — The Ryland Group, Inc. (NYSE: RYL) today announced results for its quarter ended June 30, 2014.  Items of note included:

•                 Pretax earnings from continuing operations rose by 17.9 percent to $52.2 million for the quarter ended June 30, 2014, compared to $44.3 million for the quarter ended June 30, 2013;

•                 Net income from continuing operations totaled $32.0 million, or $0.57 per diluted share, for the second quarter of 2014, compared to $231.2 million, or $4.16 per diluted share, for the same period in 2013;

•                 Housing gross profit margin was 21.2 percent for the second quarter of 2014, compared to 20.4 percent for the second quarter of 2013;

•                 Selling, general and administrative expense totaled 11.8 percent of homebuilding revenues for the second quarter of 2014, compared to 12.4 percent for the second quarter of 2013;

•                 Revenues totaled $577.4 million for the quarter ended June 30, 2014, representing a 17.1 percent increase from $493.0 million for the quarter ended June 30, 2013;

•                 Closings increased 2.5 percent to 1,700 units for the quarter ended June 30, 2014, from 1,659 units for the same period in the prior year;

•                 Average closing price increased 16.0 percent to $333,000 for the quarter ended June 30, 2014, from $287,000 for the same period in 2013;

•                 New orders increased 1.7 percent to 2,228 units for the second quarter of 2014 from 2,191 units for the second quarter of 2013.  New orders for the second quarter of 2014 increased by 9.4 percent, excluding the backlog acquired from LionsGate Homes in June 2013.  New order dollars rose 12.5 percent to $761.2 million for the second quarter of 2014 from $676.7 million for the same period in 2013;

•                 Backlog rose 5.5 percent to 3,870 units at June 30, 2014, from 3,667 units at June 30, 2013.  The dollar value of the Company’s backlog was $1.3 billion at June 30, 2014, a 17.4 percent increase from $1.1 billion at June 30, 2013;

•                 Active communities increased 18.1 percent to 307 communities at June 30, 2014, from 260 communities at June 30, 2013;

•                 Controlled lots, including lots held in unconsolidated joint ventures, increased 5.7 percent to 40,966 lots at June 30, 2014, compared to 38,770 lots at December 31, 2013.  Optioned lots were 35.2 percent of total lots controlled at June 30, 2014;

•                 Cash, cash equivalents and marketable securities totaled $524.1 million at June 30, 2014, compared to $631.2 million at December 31, 2013; and

•                 Net debt-to-capital ratio was 47.0 percent at June 30, 2014, compared to 45.8 percent at December 31, 2013.

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RYLAND SECOND-QUARTER RESULTS

RESULTS FOR THE SECOND QUARTER OF 2014

For the quarter ended June 30, 2014, the Company reported net income from continuing operations of $32.0 million, or $0.57 per diluted share, compared to $231.2 million, or $4.16 per diluted share, for the same period in 2013. The decrease in net income was primarily due to the reversal of the Company’s deferred tax asset valuation allowance during the second quarter of 2013, which also restored income tax expense in 2014.

The homebuilding segments reported pretax earnings of $59.9 million for the second quarter of 2014, compared to $43.5 million for the same period in 2013.  This increase was primarily due to a rise in revenues; higher housing gross profit margin; a reduced selling, general and administrative expense ratio; and a decline in interest expense.

Homebuilding revenues increased 18.5 percent to $566.2 million for the second quarter of 2014 from $478.0 million for the same period in 2013.  This rise in homebuilding revenues was primarily attributable to a 2.5 percent increase in closings that totaled 1,700 units for the quarter ended June 30, 2014, compared to 1,659 units for the same period in the prior year, as well as to a 16.0 percent rise in average closing price, which was $333,000 for the second quarter of 2014, versus $287,000 for the same period in 2013.  Homebuilding revenues for the second quarter of 2014 included $756,000 from land sales, which resulted in pretax earnings of $76,000, compared to homebuilding revenues for the second quarter of 2013 that included $1.3 million from land sales, which resulted in pretax earnings of $447,000.

New orders increased 1.7 percent to 2,228 units for the quarter ended June 30, 2014, from 2,191 units for the same period in 2013.  The Company had an average monthly sales absorption rate of 2.5 homes per community for the quarter ended June 30, 2014, versus 2.9 homes per community for the quarter ended June 30, 2013, and an average cancellation rate of 17.6 percent for the quarter ended June 30, 2014, versus 14.0 percent for the same period in 2013.  For the second quarter of 2014, new order dollars increased 12.5 percent to $761.2 million from $676.7 million for the second quarter of 2013.  At June 30, 2014, backlog increased 5.5 percent to 3,870 units from 3,667 units at June 30, 2013.  At June 30, 2014, the dollar value of the Company’s backlog was $1.3 billion, reflecting a 17.4 percent rise from $1.1 billion at June 30, 2013.

Housing gross profit margin was 21.2 percent for the quarter ended June 30, 2014, compared to 20.4 percent for the quarter ended June 30, 2013.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs, partially offset by increased land costs.  For the second quarter of 2014, sales incentives and price concessions totaled 6.7 percent of housing revenues, compared to 7.3 percent for the same period in 2013.

Selling, general and administrative expense totaled 11.8 percent of homebuilding revenues for the second quarter of 2014, compared to 12.4 percent for the second quarter of 2013.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues.

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RYLAND SECOND-QUARTER RESULTS

The homebuilding segments recorded no interest expense during the second quarter of 2014, compared to $3.1 million during the second quarter of 2013.  This decrease in interest expense from the second quarter of 2013 was primarily due to the capitalization of a greater amount of interest incurred during the second quarter of 2014, which resulted from a higher level of inventory under development.

For the quarter ended June 30, 2014, the financial services segment reported a pretax loss of $1.9 million, compared to pretax earnings of $7.6 million for the same period in 2013.  This decline was primarily attributable to an increase in litigation reserves (see subsequent event) and to a decrease in locked loan pipeline volume due to the reversal of the accelerated timing of loan locks during 2013.

RESULTS FOR THE FIRST SIX MONTHS OF 2014

For the six months ended June 30, 2014, the Company reported net income from continuing operations of $55.6 million, or $0.99 per diluted share, compared to $253.2 million, or $4.66 per diluted share, for the same period in 2013.  The decrease in net income was primarily due to the reversal of the Company’s deferred tax asset valuation allowance in 2013, which also restored income tax expense in 2014.

The homebuilding segments reported pretax earnings of $106.2 million for the first six months of 2014, compared to $66.9 million for the same period in 2013.  This increase was primarily due to a rise in revenues; higher housing gross profit margin; a reduced selling, general and administrative expense ratio; and a decline in interest expense.

Homebuilding revenues increased 24.5 percent to $1.0 billion for the first six months of 2014 from $841.5 million for the same period in 2013.  This rise in homebuilding revenues was primarily attributable to a 6.9 percent increase in closings that totaled 3,170 units for the six months ended June 30, 2014, compared to 2,966 units for the same period in the prior year, as well as to a 16.6 percent rise in average closing price, which was $330,000 for the first six months of 2014, versus $283,000 for the same period in 2013.  Homebuilding revenues for the first six months of 2014 included $1.6 million from land sales, which resulted in pretax earnings of $233,000, compared to homebuilding revenues for the first six months of 2013 that included $3.4 million from land sales, which resulted in pretax earnings of $1.4 million.

New orders increased 4.1 percent to 4,414 units for the six months ended June 30, 2014, from 4,242 units for the same period in 2013.  The Company had an average monthly sales absorption rate of 2.5 homes per community for the six months ended June 30, 2014, versus 2.8 homes per community for the six months ended June 30, 2013, and an average cancellation rate of 16.5 percent for the six months ended June 30, 2014, versus 14.7 percent for the same period in 2013.  For the first six months of 2014, new order dollars increased 16.3 percent to $1.5 billion from $1.3 billion for the first six months of 2013.

Housing gross profit margin was 21.2 percent for the six months ended June 30, 2014, compared to 20.0 percent for the six months ended June 30, 2013.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs, partially offset by increased land costs.

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RYLAND SECOND-QUARTER RESULTS

For the first six months of 2014, sales incentives and price concessions totaled 6.6 percent of housing revenues, compared to 7.6 percent for the same period in 2013.

Selling, general and administrative expense totaled 12.4 percent of homebuilding revenues for the first six months of 2014, compared to 13.0 percent for the first six months of 2013.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues.

The homebuilding segments recorded no interest expense during the six months ended June 30, 2014, compared to $6.8 million during the same period in 2013.  This decrease in interest expense from the first six months of 2013 was primarily due to the capitalization of a greater amount of interest incurred during the first six months of 2014, which resulted from a higher level of inventory under development.

For the six months ended June 30, 2014, the financial services segment reported a pretax loss of $3.3 million, compared to pretax earnings of $11.9 million for the same period in 2013.  This decline was primarily attributable to an increase in litigation reserves; a decrease in locked loan pipeline volume, which was due to the reversal of the accelerated timing of loan locks during 2013; and higher expense related to estimates of ultimate insurance loss liability.

SUBSEQUENT EVENT – FINANCIAL SERVICES SETTLEMENT

In July 2014, Ryland Mortgage Company (“RMC”) settled the lawsuit with Countrywide Home Loans, Inc. (“Countrywide”) and any other potential claims related to repurchase and indemnity obligations arising out of the sale of mortgage loans associated with loan purchase agreements between Countrywide and RMC, resulting in a $5.8 million charge during the second quarter of 2014.

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RYLAND SECOND-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 310,000 homes and financed more than 255,000 mortgages.  The Company currently operates in 17 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                 economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, governmental stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                 changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, changes in government support of and participation in such market, and delays or changes in terms and conditions for the sale of mortgages originated by the Company;

•                 the availability and cost of land and the future value of land held or under development;

•                 increased land development costs on projects under development;

•                 shortages of skilled labor or raw materials used in the production of homes;

•                 increased prices for labor, land and materials used in the production of homes;

•                 increased competition;

•                 failure to anticipate or react to changing consumer preferences in home design;

•                 increased costs and delays in land development or home construction resulting from adverse weather conditions or other factors;

•                 potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                 changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                 the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly report on Form 10-Q; and

•                 other factors over which the Company has little or no control.

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Four financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
REVENUES
Homebuilding	$566,244	$477,991	$1,047,729	$841,492
Financial services	11,145	15,004	19,343	26,183
TOTAL REVENUES	577,389	492,995	1,067,072	867,675

EXPENSES
Cost of sales	446,191	380,074	826,190	672,410
Selling, general and administrative	67,020	59,088	129,814	109,605
Financial services	13,079	7,378	22,688	14,236
Interest	-	3,081	-	6,843
TOTAL EXPENSES	526,290	449,621	978,692	803,094

OTHER INCOME
Gain from marketable securities, net	429	561	833	1,266
Other income	675	344	1,160	635
TOTAL OTHER INCOME	1,104	905	1,993	1,901
Income from continuing operations before taxes	52,203	44,279	90,373	66,482
Tax expense (benefit)	20,161	(186,952)	34,804	(186,753)
NET INCOME FROM CONTINUING OPERATIONS	32,042	231,231	55,569	253,235

(Loss) income from discontinued operations, net of taxes	-	(37)	-	76

NET INCOME	$32,042	$231,194	$55,569	$253,311

NET INCOME PER COMMON SHARE
Basic	$0.68	$5.01	$1.19	$5.52
Diluted	0.57	4.16	0.99	4.66

AVERAGE COMMON SHARES OUTSTANDING
Basic	46,914,902	46,035,775	46,747,403	45,736,648
Diluted	58,430,828	55,690,331	58,312,226	54,569,842

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2014	December 31, 2013
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$214,199	$227,986
Restricted cash	95,669	90,034
Marketable securities, available-for-sale	214,217	313,155
Total cash, cash equivalents and marketable securities	524,085	631,175
Housing inventories
Homes under construction	867,191	643,357
Land under development and improved lots	1,015,574	973,250
Consolidated inventory not owned	34,069	33,176
Total housing inventories	1,916,834	1,649,783
Property, plant and equipment	27,873	25,437
Mortgage loans held-for-sale	69,280	139,576
Net deferred taxes	155,377	185,904
Other	159,117	148,437
Assets of discontinued operations	-	30
TOTAL ASSETS	2,852,566	2,780,342

LIABILITIES
Accounts payable	190,777	172,841
Accrued and other liabilities	203,037	212,680
Financial services credit facilities	59,078	73,084
Debt	1,397,395	1,397,308
Liabilities of discontinued operations	-	504
TOTAL LIABILITIES	1,850,287	1,856,417

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized—10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized—199,990,000 shares
Issued—46,937,547 shares at June 30, 2014
(46,234,809 shares at December 31, 2013)	46,938	46,235
Retained earnings	939,211	862,968
Accumulated other comprehensive loss	(724)	(1,157)
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	985,425	908,046
NONCONTROLLING INTEREST	16,854	15,879
TOTAL EQUITY	1,002,279	923,925
TOTAL LIABILITIES AND EQUITY	$2,852,566	$2,780,342

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$14,954	$12,742	$25,748	$16,081
Southeast	17,263	11,910	32,120	19,115
Texas	9,576	8,749	17,423	13,772
West	18,145	10,066	30,873	17,972
Financial services	(1,909)	7,626	(3,320)	11,947
Corporate and unallocated	(5,826)	(6,814)	(12,471)	(12,405)
Discontinued operations	-	(37)	-	76
Total	$52,203	$44,242	$90,373	$66,558
NEW ORDERS
Units
North	657	588	1,267	1,228
Southeast	670	697	1,305	1,401
Texas	453	581	960	970
West	448	325	882	643
Discontinued operations	-	-	-	1
Total	2,228	2,191	4,414	4,243
Dollars (in millions)
North	$208	$187	$399	$379
Southeast	218	194	410	371
Texas	152	177	317	294
West	183	119	365	238
Discontinued operations	-	-	-	-
Total	$761	$677	$1,491	$1,282
CLOSINGS
Units
North	473	498	897	826
Southeast	487	537	933	976
Texas	389	348	740	619
West	351	276	600	545
Discontinued operations	-	-	-	8
Total	1,700	1,659	3,170	2,974
Average closing price (in thousands)
North	$325	$296	$320	$294
Southeast	288	243	286	241
Texas	322	287	319	286
West	417	358	427	335
Discontinued operations	-	-	-	312
Total	$333	$287	$330	$283
OUTSTANDING CONTRACTS			June 30,
Units			2014	2013
North			1,202	1,021
Southeast			1,174	1,306
Texas			834	828
West			660	512
Discontinued operations			-	-
Total			3,870	3,667
Dollars (in millions)
North			$378	$325
Southeast			376	346
Texas			279	252
West			266	184
Discontinued operations			-	-
Total			$1,299	$1,107
Average price (in thousands)
North			$315	$318
Southeast			320	265
Texas			335	305
West			403	359
Discontinued operations			-	-
Total			$336	$302

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended June 30,		Six months ended June 30,
RESULTS OF OPERATIONS	2014	2013	2014	2013
REVENUES
Income from origination and sale of mortgage loans, net	$8,475	$12,130	$14,115	$21,116
Title, escrow and insurance	2,235	2,422	4,132	4,184
Interest and other	435	452	1,096	883
TOTAL REVENUES	11,145	15,004	19,343	26,183
EXPENSES	13,079	7,378	22,688	14,236
OTHER INCOME	25	-	25	-
PRETAX (LOSS) EARNINGS	$(1,909)	$7,626	$(3,320)	$11,947

OPERATIONAL DATA

Retail operations:
Originations (units)	835	1,006	1,539	1,720
Ryland Homes originations as a percentage of total originations	99.9%	99.8%	99.9%	99.9%
Ryland Homes origination capture rate	60.4%	68.9%	60.3%	66.0%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION (Unaudited)
(in thousands)	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Interest incurred	$17,435	$16,990	$34,818	$33,795
Interest capitalized during the period	17,172	13,759	34,283	26,653
Amortization of capitalized interest included in cost of sales	11,776	12,576	22,246	23,690
Depreciation and amortization	5,413	4,833	10,131	8,873